Exhibit 2.1

Annex A-5

AMENDMENT NO. 4 TO
AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment No. 4”) is entered into as of April 23, 2018, by and among Naked Brand Group Inc. (“Naked”), Bendon Limited (“Bendon”), Bendon Group Holdings Limited (“Holdco”), Naked Merger Sub Inc. (“Merger Sub”) and Bendon Investments Limited (“Principal Shareholder”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Agreement and Plan of Reorganization dated as of May 25, 2017, Amendment No. 1 thereto as of July 26, 2017, Amendment No. 2 thereto as of February 21, 2018 and Amendment No. 3 thereto as of March 19, 2018 (as amended, the “Merger Agreement”), providing for the Merger; and

WHEREAS, in accordance with Section 9.10 of the Merger Agreement, the parties wish to amend certain terms and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 1.5(b) of the Merger Agreement is hereby amended by replacing the reference to “9.0%” with “8.35%”.

2. Section 1.5(b) of the Merger Agreement is hereby amended by replacing it in its entirety with the following:

“(b) Adjustment to Bendon Target Share Number.

(i) At least five (5) Business Days prior to the Closing Date, (A) Naked shall prepare in good faith and deliver to Bendon a statement (the “Estimated Naked Net Assets Statement”) showing, in reasonable detail, the calculation of Naked’s estimated Net Assets as of the Closing Date (the “Estimated Naked Closing Net Assets”) and (B) Bendon shall prepare in good faith and deliver to Naked a statement (the “Estimated Bendon Net Debt Statement”) showing, in reasonable detail, the calculation of Bendon’s estimated Net Debt as of the Closing Date (the “Estimated Bendon Closing Net Debt”). The Estimated Naked Net Assets Statement and the Estimated Bendon Net Debt Statement shall be derived utilizing United States generally accepted accounting principles (“U.S. GAAP”) and the international financial reporting standards (“IFRS”), respectively, consistent with the historical practice of Naked and Bendon, respectively.

(A) In the event Estimated Naked Closing Net Assets as reflected in the Estimated Naked Net Assets Statement are less than the Net Asset Amount (such difference, the “Net Asset Shortfall Amount”), then the number of Holdco Ordinary Shares that would have been issuable to the shareholders of Bendon pursuant to the Reorganization Agreement (as defined in Section 5.18) without any adjustment pursuant to this Agreement (the “Bendon Target Share Number”) shall be increased by a number equal to the product obtained by multiplying (i) the Net Asset Shortfall Amount and (ii) 2.327. In the event Estimated Naked Closing Net Assets as reflected in the Estimated Naked Net Assets Statement are greater than the Net Asset Amount (such difference, the “Net Asset Excess Amount”), then the Bendon Target Share Number shall be reduced by a number equal to the product obtained by multiplying (i) the Net Asset Excess Amount and (ii) 2.327. Notwithstanding the foregoing, no adjustment shall be made to the Bendon Target Share Number pursuant to this Section 1.5(b)(i)(A) unless the Net Asset Shortfall Amount or Net Asset Excess Amount is greater than $150,000. The parties acknowledge and agree that, notwithstanding anything to the contrary, so long as Naked does not incur any expenditures that in the aggregate exceed any line item in the Budget by more than 10%, unless otherwise agreed

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to by the Budget Committee, the Net Assets Shortfall Amount or Net Assets Excess Amount, as applicable, shall be deemed to be less than $150,000 and no adjustment shall be made to the Bendon Target Share Number pursuant to this Section 1.5(b)(i)(A).

(B) In the event Estimated Bendon Closing Net Debt as reflected in the Estimated Bendon Net Debt Statement is a greater value than the Net Debt Amount (such difference, the “Net Debt Excess Amount”), then the Bendon Target Share Number shall be reduced by a number equal to the product obtained by multiplying (i) the Net Debt Excess Amount and (ii) 0.167. In the event Estimated Bendon Closing Net Debt as reflected in the Estimated Bendon Net Debt Statement is a lesser value than the Net Debt Amount (such difference, the “Net Debt Shortfall Amount”), then the Bendon Target Share Number shall be increased by a number equal to the product obtained by multiplying (i) the Net Debt Shortfall Amount and (ii) 0.167. Notwithstanding the foregoing, no adjustment shall be made to the Share Number pursuant to this Section 1.5(b)(i)(B) unless the Net Debt Excess Amount or Net Debt Shortfall Amount is greater than $1,000,000.

(ii) Within fifteen (15) Business Days after to the Closing Date, (A) the Naked Representative shall prepare in good faith and deliver to Bendon a statement (the “Final Naked Net Assets Statement”) showing, in reasonable detail, the calculation of Naked’s actual Net Assets as of the Closing Date (the “Final Naked Closing Net Assets”) and (B) Bendon shall prepare in good faith and deliver to the Naked Representative a statement (the “Final Bendon Net Debt Statement,” and together with Final Naked Net Assets Statement, the “Final Closing Statements”) showing, in reasonable detail, the calculation of Bendon’s actual Net Debt as of the Closing Date (the “Final Bendon Closing Net Debt”). The Final Naked Net Assets Statement and the Final Bendon Net Debt Statement shall be derived utilizing U.S. GAAP and IFRS, respectively, consistent with the historical practice of Naked and Bendon, respectively, and shall be certified as being accurate and complete by Naked’s and Holdco’s independent registered public accounting firm. The Naked Representative and its advisors shall have full access to the books and records, personnel, historical financial information, advisors and accountants of Naked and such other information of Naked as the Naked Representative may reasonably request for the purpose of preparing the Final Naked Net Assets Statement; provided that the Naked Representative and its advisors agree to reasonable confidentiality restrictions.

(iii) If Bendon disagrees with the Final Naked Closing Net Assets as set forth in the Final Naked Net Assets Statement or the Naked Representative disagrees with the Final Bendon Closing Net Debt as set forth in the Final Bendon Net Debt Statement, in each case, delivered pursuant to Section 1.5(b)(ii), the party that disagrees with the applicable Final Closing Statement (the “Disputing Party”) shall notify the party that prepared the applicable Final Closing Statement (the “Preparing Party”) of such disagreement in writing specifying in reasonable detail any and all items of disagreement (each, an “Item of Dispute”) within five (5) Business Days after its receipt of the applicable Final Closing Statement. In connection with the review of the Final Closing Statements and the calculations contained therein, the Preparing Party shall provide the Disputing Party with reasonable access to the books and records, personnel and properties and any other information of the Preparing Party and their respective Subsidiaries that the Disputing Party reasonably requests in connection with such review, subject to the Disputing Party executing a confidentiality agreement in a form reasonably acceptable to the Preparing Party. The Disputing Party and the Preparing Parties (together, the “Independent Parties”) shall use their commercially reasonable best efforts for a period of five (5) Business Days after the Disputing Party’s delivery of such notice (or such longer period as the Independent Parties may mutually agree upon) to resolve any Items of Dispute raised by the Disputing Party. If, at the end of such period, the Independent Parties do not resolve any such Item of Dispute, any party may submit the matter to a mutually acceptable independent accounting firm of recognized national standing to review and resolve the Item of Dispute. In the event the Independent Parties cannot agree upon an accounting firm within five (5) Business Days after the failure to resolve any such Item of Dispute (or if such accounting firm does not

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accept the engagement and they cannot agree upon a replacement accounting firm within five (5) Business Days after the accounting firm notifies the parties that it will not accept the engagement), they shall choose an accounting firm by lot from those accounting firms of recognized national standing practicing in the State of New York having no material relationship to the Independent Parties or their respective Affiliates and having offices in locations suitable to conduct such review (the accounting firm selected in accordance with the preceding two sentences is referred to herein as the “Accounting Firm”). The Independent Parties shall request that the Accounting Firm render a determination on each Item of Dispute, solely based on whether such Item of Dispute was prepared accurately and in accordance with U.S. GAAP and consistent with the historical practice of Naked (with respect to the Final Naked Closing Net Assets calculation) and in accordance with IFRS and consistent with the historical practice of Bendon (with respect to the Final Bendon Closing Net Debt calculation). The determination by the Accounting Firm shall be set forth in a written statement with a reasonably detailed explanation for such determination, and shall be final, binding and conclusive on the parties absent fraud, bad faith or manifest error. The Independent Parties shall make their respective submissions to the Accounting Firm within five (5) Business Days after selecting such firm pursuant to this Section 1.5(b)(iii). The Independent Parties shall use their commercially reasonable best efforts to cause the Accounting Firm to make its determination as soon as practicable after accepting its selection. All of the fees and expenses of the Accounting Firm shall be borne by Bendon. The Final Naked Closing Statement and Final Bendon Closing Statement, as the case may be, shall be revised as appropriate to reflect the resolution of any Items of Dispute pursuant to this Section 1.5(b)(iii) and, as so revised, such Final Naked Closing Statement and Final Bendon Closing Statement, as the case may be, shall be deemed to set forth the Final Naked Closing Net Assets and Final Bendon Closing Net Assets, as applicable, in each case, for all purposes hereunder (including the determination of the Naked Final Net Asset Share Adjustment and Bendon Final Net Debt Share Adjustment).

(iv) If the Naked Final Net Asset Share Adjustment is greater than the Naked Estimated Net Asset Share Adjustment, then Holdco shall issue, in the aggregate, that number of Holdco Ordinary Shares equal to the difference between the Naked Final Net Asset Share Adjustment and the Naked Estimated Net Asset Share Adjustment to the shareholders of Bendon as of immediately prior to the Reorganization, allocated in accordance with the Reorganization Agreement. If the Naked Final Net Asset Share Adjustment is less than the Naked Estimated Net Asset Share Adjustment, then the shareholders of Bendon as of immediately prior to the Reorganization shall surrender for cancellation, in the aggregate, that number of Holdco Ordinary Shares equal to the difference between the Naked Estimated Net Asset Share Adjustment and the Naked Final Net Asset Share Adjustment to Holdco, allocated in accordance with the Reorganization Agreement. If the Bendon Final Net Debt Share Adjustment is greater than the Bendon Estimated Net Debt Share Adjustment, then Holdco shall issue, in the aggregate, that number of Holdco Ordinary Shares equal to the difference between the Bendon Final Net Debt Share Adjustment and the Bendon Estimated Net Debt Share Adjustment to the shareholders of Bendon as of immediately prior to the Reorganization, allocated in accordance with the Reorganization Agreement. If the Bendon Final Net Debt Share Adjustment is less than the Bendon Estimated Net Debt Share Adjustment, then the shareholders of Bendon as of immediately prior to the Reorganization shall surrender for cancellation, in the aggregate, that number of Holdco Ordinary Shares equal to the difference between the Bendon Estimated Net Debt Share Adjustment and the Bendon Final Net Debt Share Adjustment to Holdco, allocated in accordance with the Reorganization Agreement.”

3. Section 2.3(b) of the Merger Agreement is hereby amended by replacing the reference to “20,915,036” with “22,680,527” and the reference to “Section 1.5(c)” with “Section 1.5(b)”.

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4. Section 5.1(a) of the Merger Agreement is hereby amended by replacing the sixth sentence of such paragraph in its entirety with the following:

“Holdco and Bendon, with the assistance of Naked and its counsel, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable on a date that is mutually agreed by Naked and Bendon.”

5. Schedule 5.19 to the Merger Agreement is hereby amended by replacing it in its entirety with Schedule 5.19 hereto. All references to the “Budget” in the Merger Agreement, as amended hereby, shall be deemed to be references to Schedule 5.19 hereto.

6. Section 7.1(b)(i) of the Merger Agreement is hereby amended by replacing the reference to “April 27, 2018” with “June 1, 2018”, replacing the reference to “April 17, 2018” with “May 22, 2018” and replacing the reference to “May 7, 2018” with “June 11, 2018”.

7. The table set forth in Section 8.1 of the Merger Agreement is hereby amended by:

(a) updating the cross-references for the definitions listed below as set forth below:

Accounting Firm	Section 1.5(b)(iii)
Bendon Target Share Number	Section 1.5(b)(i)(A)
Disputing Party	Section 1.5(b)(iii)
Item of Dispute	Section 1.5(b)(iii)
Net Asset Excess Amount	Section 1.5(b)(i)(A)
Net Asset Shortfall Amount	Section 1.5(b)(i)(A)
Net Debt Excess Amount	Section 1.5(b)(i)(B)
Net Debt Shortfall Amount	Section 1.5(b)(i)(B)
Preparing Party	Section 1.5(b)(iii)

(b) deleting “Bendon Closing Net Debt,” “Bendon Net Debt Statement,” “Closing Statements,” “Naked Closing Net Assets,” “Naked Net Assets Statement,” “Net Asset Excess Amount,” “Net Asset Shortfall Amount,” “Net Debt Excess Amount” and “Net Debt Shortfall Amount” and the corresponding cross-references; and

(c) adding cross-references for the definitions listed below as set forth below:

Estimated Bendon Closing Net Debt	Section 1.5(b)(i)
Estimated Bendon Net Debt Statement	Section 1.5(b)(i)
Estimated Naked Closing Net Assets	Section 1.5(b)(i)
Estimated Naked Net Assets Statement	Section 1.5(b)(i)
Final Bendon Closing Net Debt	Section 1.5(b)(ii)
Final Bendon Net Debt Statement	Section 1.5(b)(ii)
Final Closing Statements	Section 1.5(b)(ii)
Final Naked Closing Net Assets	Section 1.5(b)(ii)
Final Naked Net Assets Statement	Section 1.5(b)(ii)

8. Section 8.2 of the Merger Agreement is hereby amended by deleting paragraph (h) in its entirety and renumbering the succeeding paragraphs accordingly.

9. Section 8.2 of the Merger Agreement is hereby amended by replacing existing paragraphs (j) and (k) (i.e., before the deletion of paragraph (h) of Section 8.2 in accordance with Section 8 of this Amendment No. 4 and the insertion of new paragraphs in Section 8.2 in accordance with Section 10 of this Amendment No. 4) in their entirety with the following:

“(j) the term “Net Asset Amount” means $3,500,000; provided, however, that any increase or decrease, at any time prior to the Closing, in the total expenditures provided for in the Budget shall cause a dollar-for-dollar decrease or increase, respectively, in the Net Asset Amount;”

“(k) the term “Net Debt Amount” means $(8,500,000);”

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10. Section 8.2 of the Merger Agreement is hereby amended by inserting the following new paragraphs in alphabetical order based on the term being defined and renumbering the succeeding paragraphs accordingly:

“(b) the term “Bendon Estimated Net Debt Share Adjustment” means the number of Holdco Ordinary Shares by which the Bendon Target Share Number was adjusted pursuant to Section 1.5(b)(i)(B); provided that, for purposes of Section 1.5(b)(iv), such number of Holdco Ordinary Shares shall be expressed as a positive number if such adjustment resulted in an increase in the Bendon Target Share Number and expressed as a negative number if such adjustment resulted in a decrease in the Bendon Target Share Number;”

“(c) the term “Bendon Final Net Debt Share Adjustment” means the number of Holdco Ordinary Shares by which the Bendon Target Share Number would have been adjusted pursuant to Section 1.5(b)(i)(B) using the Final Bendon Closing Net Debt as reflected in the Final Bendon Closing Statement (as revised in accordance with Section 1.5(b)(iii), if applicable) in place of the Estimated Bendon Net Debt as reflected in the Estimated Bendon Closing Statement; provided that, for purposes of Section 1.5(b)(iv), such number of Holdco Ordinary Shares shall be expressed as a positive number if such adjustment (as calculated in accordance of the foregoing) would have resulted in an increase in the Bendon Target Share Number and expressed as a negative number if such adjustment (as calculated in accordance of the foregoing) would have resulted in a decrease in the Bendon Target Share Number;”

“(j) the term “Naked Estimated Net Assets Share Adjustment” means the number of Holdco Ordinary Shares by which the Bendon Target Share Number was adjusted pursuant to Section 1.5(b)(i)(A); provided that, for purposes of Section 1.5(b)(iv), such number of Holdco Ordinary Shares shall be expressed as a positive number if such adjustment resulted in an increase in the Bendon Target Share Number and expressed as a negative number if such adjustment resulted in a decrease in the Bendon Target Share Number;”

“(k) the term “Naked Final Net Assets Share Adjustment” means the number of Holdco Ordinary Shares by which the Bendon Target Share Number would have been adjusted pursuant to Section 1.5(b)(i)(A) using the Final Naked Closing Net Assets as reflected in the Final Naked Closing Statement (as revised in accordance with Section 1.5(b)(iii), if applicable) in place of the Estimated Naked Closing Net Assets as reflected in the Estimated Naked Closing Statement; provided that, for purposes of Section 1.5(b)(iv), such number of Holdco Ordinary Shares shall be expressed as a positive number if such adjustment (as calculated in accordance of the foregoing) would have resulted in an increase in the Bendon Target Share Number and expressed as a negative number if such adjustment (as calculated in accordance of the foregoing) would have resulted in a decrease in the Bendon Target Share Number;”

“(l) the “Naked Representative” means the Person designated in writing by Naked at least five (5) Business Days prior to the Closing Date, or such other Person selected by a majority of disinterested directors of Naked in office as of immediately prior to the Closing, upon notice in writing to Bendon of such selection;”

11. In accordance with Section 5.18(a) of the Merger Agreement, Naked hereby consents to the amendment or modification of the Reorganization Agreement, in substantially the form previously provided to Naked, to reflect a Bendon Target Share Number of 22,680,527 and the adjustment provisions set forth in Section 1.5(b) of the Merger Agreement, as amended hereby.

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12. Except as specifically provided in this Amendment No. 4, no provision of the Merger Agreement is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement shall continue to be in full force and effect. This Amendment No. 4, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Amendment No. 4 may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, this Amendment No. 4 has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

NAKED BRAND GROUP INC.

By:	/s/ Carole Hochman Name: Carole Hochman Title: Chief Executive Officer

BENDON LIMITED

By:	/s/ Justin Davis-Rice Name: Justin Davis-Rice Title: Chairman

BENDON GROUP HOLDINGS LIMITED

By:	/s/ Justin Davis-Rice Name: Justin Davis-Rice Title: Director

NAKED MERGER SUB INC.

By:	/s/ Justin Davis-Rice Name: Justin Davis-Rice Title: Chief Executive Officer

BENDON INVESTMENTS LIMITED

By:	/s/ Justin Davis-Rice Name: Justin Davis-Rice Title: Director

[Signature Page to Amendment No. 4 to Agreement and Plan of Merger ]

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